Exhibit 99.1
At the Company:
Akorn, Inc.
Arthur S. Przybyl, President and CEO
Jeffrey A. Whitnell, CFO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn Reports First Quarter 2008 Financial Results
Buffalo Grove, IL, May 12, 2008 – Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the first quarter ended March 31, 2008.
Total revenue for the first quarter 2008 was $14.5 million, versus $11.7 million in the first quarter 2007, and represents an increase of approximately 24%. During the first quarter 2008, Ophthalmic business segment revenues totaled $6.0 million, an increase of 41% versus the prior year period. Hospital Drugs and Injectables business segment revenues (excluding DTPA) totaled $5.0 million, an increase of 21% versus the prior year period. The Company recorded DTPA product revenues of approximately $1.3 million in the prior year first quarter versus negligible DTPA product revenues in the first quarter 2008. The Company also recorded Vaccine revenues of approximately $1.8 million in the first quarter 2008. These revenues reflect the launch of our unit dose preservative free Tetanus Diphtheria (Td) vaccine to the hospital market. We realized lower multiple dose Td vaccine sales in the first quarter 2008 than anticipated, but expect shipments to accelerate in the second quarter 2008, as Distributors exhaust their inventories. The Contract Pharmaceutical Manufacturing business segment recorded revenues of approximately $1.6 million in the first quarter 2008.
Gross profit for the first quarter 2008 was $3.7 million as compared to $2.5 million in the first quarter 2007, an increase of 48%. This resulted in an improvement in the Company’s gross margin from 21% to 26%. The increase in first quarter 2008 gross profit is due to a favorable product mix of Ophthalmic and Hospital Drugs and Injectables. Additionally, quarterly product shipments for IC-Green now reflect our historical run rate.
Arthur S. Przybyl, President and Chief Executive Officer stated, “The results of our first quarter are indicative of our improving business model. We are encouraged by our growth in all four of our business segments: Ophthalmics, Hospital Drugs and Injectables, Vaccines and Contract Pharma manufacturing. Whether apparent through reported revenue increases, market share gains, or manufacturing contracts, we are excited about our opportunities for the remainder of 2008. I will elaborate about the opportunities in detail for each of our four business segments in our earnings conference call this afternoon.”

Total operating expenses were $9.0 million for the first quarter 2008 versus $7.6 million in the first quarter 2007. Selling, general and administrative expenses totaled $6.3 million in the first quarter 2008, an increase of $1.0 million over the first quarter 2007. This increase is primarily due to the expansion of our Sales Team from 30 to 65 representatives. The expansion of our Sales Team was necessary for the launch of our two Vaccine products, Td and Flu, and our anticipated product approvals and subsequent launches of our Ophthalmic NDA, Akten™, and our ANDA for generic Vancomycin capsules. At this time, we have completed our planned Sales Team expansion.
Research and development expenses were $2.4 million in the first quarter 2008 versus $2.0 million in the comparative prior year period, and increased due to the expensing of a previously capitalized and paid-for licensing fee and FDA filing fee.
The Company’s net operating loss was approximately $5.2 million in the first quarter 2008 as compared to $5.1 million in the first quarter 2007. This reflects the increase in product revenues of 24% and the increase in gross profit of 48%, offset by higher operating expenses including the one-time R&D write-off of $1.25 million, which increased our loss per share by $0.01. The net loss for the first quarter 2008 was $5.5 million or $0.06 per fully diluted share vs. the net loss of $4.8 million in the first quarter 2007 or $0.06 per fully diluted share.

Company Highlights:
•	Biologics and Vaccines Business Segment:
o	February 21, 2008: Akorn announced the signing of a Specialty Distributor Agreement with CSL Biotherapies for Afluria® (Flu Vaccine).
•	Ophthalmics Business Segment:
o	April 16, 2008: Akorn announced FDA approval of Ofloxacin Ophthalmic Solution USP, 0.3%.

o	April 18, 2008: Akorn announced FDA approval of Diclofenac Sodium Ophthalmic Solution.
•	Hospital Drugs and Injectables Business Segment:
o	January 30, 2008: Akorn announced FDA approval of Calcitriol Injection, 1 mcg/mL and 2 mcg/mL.

o	March 19, 2008: Akorn announced FDA approval of Fosphenytoin Sodium Injection for Akorn-Strides, LLC.

o	April 3, 2008: Akorn announced the signing of a supply agreement for a novel premix product with Fresenius Kabi.

o	April 24, 2008: Akorn announced FDA approval of Ondansetron Injection for Akorn-Strides, LLC.
•	Contract Pharmaceutical Manufacturing Business Segment:
o	February 14, 2008: Akorn announced the signing of a manufacturing and supply agreement at our Somerset, NJ facility for the contract manufacture of an ophthalmic solution. Initial shipments to the customer occurred in April 2008.

o	March 24, 2008: Akorn announced the signing of a manufacturing and supply agreement at our Decatur, IL facility for the development and contract manufacture of three OTC eye care products.

About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	MARCH 31,	DECEMBER 31,
	2008	2007
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,427	$7,948
Restricted cash for revolving credit agreement	3,300	1,250
Trade accounts receivable (less allowance for doubtful accounts of $3 and $5, respectively)	3,071	4,112
Inventories	33,795	31,095
Prepaid expenses and other current assets	1,294	1,317

TOTAL CURRENT ASSETS	44,887	45,722
PROPERTY, PLANT AND EQUIPMENT, NET	31,752	32,262
OTHER LONG-TERM ASSETS
Intangibles, net	7,032	7,721
Other	155	1,261

TOTAL OTHER LONG-TERM ASSETS	7,187	8,982

TOTAL ASSETS	$83,826	$86,966

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving line of credit	$11,264	$4,521
Mortgage payable	105	208
Trade accounts payable	8,344	14,070
Accrued compensation	1,152	895
Accrued expenses and other liabilities	1,342	1,306

TOTAL CURRENT LIABILITIES	22,207	21,000
LONG-TERM LIABILITIES
Product warranty	1,299	1,308

TOTAL LONG-TERM LIABILITIES	1,299	1,308

TOTAL LIABILITIES	23,506	22,308

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 89,131,592 and 88,900,588 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	167,099	165,829
Warrants to acquire common stock	2,731	2,795
Accumulated deficit	(109,510)	(103,966)

TOTAL SHAREHOLDERS’ EQUITY	60,320	64,658

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$83,826	$86,966

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED
	MARCH 31,
	2008	2007
Revenues	$14,459	$11,735
Cost of sales	10,712	9,246

GROSS PROFIT	3,747	2,489
Selling, general and administrative expenses	6,257	5,242
Amortization of intangibles	339	338
Research and development expenses	2,376	2,011

TOTAL OPERATING EXPENSES	8,972	7,591

OPERATING LOSS	(5,225)	(5,102)
Interest (expense)/income, net	(115)	259
Other expense	(201)	—

LOSS BEFORE INCOME TAXES	(5,541)	(4,843)
Income tax provision	3	—

NET LOSS	(5,544)	(4,843)

NET LOSS PER SHARE
BASIC	$(0.06)	$(0.06)

DILUTED	$(0.06)	$(0.06)

SHARES USED IN COMPUTING NET LOSS PER SHARE:
BASIC	89,053	86,252

DILUTED	89,053	86,252

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	THREE MONTHS
	ENDED MARCH 31,
	2008	2007
OPERATING ACTIVITIES
Net loss	$(5,544)	$(4,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,118	1,095
Non-cash stock compensation expense	689	1,111
Changes in operating assets and liabilities:
Trade accounts receivable	1,041	2,650
Inventories	(2,700)	(2,466)
Prepaid expenses and other current assets	233	212
Other long-term assets	1,246	—
Trade accounts payable	(5,726)	(619)
Accrued expenses and other liabilities	284	(982)

NET CASH USED IN OPERATING ACTIVITIES	(9,359)	(3,842)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(269)	(500)
Purchase of intangible assets	—	(50)

NET CASH USED IN INVESTING ACTIVITIES	(269)	(550)
FINANCING ACTIVITIES
Repayment of long-term debt	(103)	(96)
Restricted cash for Revolving Credit Agreement	(2,050)	—
Proceeds from line of credit	6,743	—
Proceeds from warrants exercised	37	382
Proceeds under stock option and stock purchase plans	480	352

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,107	638

DECREASE IN CASH AND CASH EQUIVALENTS	(4,521)	(3,754)
Cash and cash equivalents at beginning of period	7,948	21,818

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,427	$18,064

Amount paid for interest	$175	$14
Amount paid for income taxes	$3	$1